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                       December 29, 2023

       Michael McClelland
       Chief Financial Officer
       AUGUSTA GOLD CORPORATION
       Suite 555 - 999 Canada Place
       Vancouver, BC, Canada V6C 3E1

                                                        Re: AUGUSTA GOLD
CORPORATION
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 000-54653

       Dear Michael McClelland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation